Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter and Year-to-Date Results; Company’s Operating Results Continue to be Positive Excluding Previously Announced One-Time Charge

Costa Mesa, Calif., July 24, 2008 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), recorded a second quarter net loss of $1.2 million, or $0.25 per diluted share, compared to net income of $1.2 million, or $0.18 per diluted share, for the second quarter of 2007.  The net loss for the six months ended June 30, 2008 was $398,000, or $0.08 per diluted share, compared to net income of $2.1 million, or $0.32 per diluted share in the comparable prior period.  The net loss is the result of a previously disclosed one-time non-cash charge of $3.6 million (pre-tax) associated with the termination of a mutual fund investment held by the Bank.  Excluding this one-time charge, the Company would have recorded net income of $894,000, or $0.14 per diluted share, for the second quarter of 2008 and $1.7 million, or $0.28 per diluted share, for the six-month period ending June 30, 2008. All diluted earnings per share amounts have been adjusted to reflect warrants, restricted stock and stock options outstanding.

The Company’s basic and diluted book value per share increased to $12.00 and $9.81, respectively, at June 30, 2008, reflecting an annualized increase of 2.4% and 3.9%, respectively, from December 31, 2007.  The increase is primarily due to the repurchase and retirement of the Company stock at a cost below our book value during the first quarter of this year.

Steven R. Gardner, President and Chief Executive Officer, stated, “Our banking operations are performing well in a challenging environment.  Excluding the one-time charge incurred during the second quarter in connection with the termination of the Shay mutual fund investment, we generated net income of almost $900,000.  We also have been able to increase our tier 1 capital ratio quarter-over-quarter from 8.64% to 8.95%, our quarterly average net interest margin expanded from 2.74% to 3.01%, and our allowance for loan losses increased from $4.8 million to $5.3 million.  Additionally, our non-performing assets have decreased from $5.9 million to $5.3 million quarter-over-quarter.”

Mr. Gardner continued, “Our loan portfolio is well positioned and diversified as we do not have any direct exposure to the deteriorating housing market.  This fact is directly attributable to the Board’s and management’s determination not to engage in residential construction or subprime lending.  As a result, the Bank’s loan portfolio is not presently experiencing any significant delinquency or collectability issues.  However, given the current economic conditions, we continue to focus on identifying and addressing credit related matters and maintaining an adequate reserve to absorb any inherent losses.”

Mr. Gardner concluded, “Our stock price has reflected investors overall negative sentiment toward the financial services industry. The bottom line is our employees are executing extremely effectively on our strategic goals of growing business banking relationships, diversifying the loan portfolio and reducing wholesale funding. The Bank is operated in a safe and sound manner and is a solid place for businesses and consumers to place their hard earned deposits.  We have always managed the Bank in a conservative manner for the long term benefit of our investors, customers, employees and our communities and we always will.”

For the three and six months ended June 30, 2008, net interest income was $5.3 million and $10.1 million, respectively, compared to $4.5 million and $9.0 million for the same periods a year earlier. The increase is predominately attributable to a 17.8% and 12.3% decrease in interest expense for the three and six months ended June 30, 2008 compared to the same periods in 2007, from $7.6 million and $15.2 million to $6.2 million and $13.3 million, respectively.  The reduction in interest expense for the 2008 periods was primarily due to decreases in deposit expense and borrowing costs associated with the Bank’s Federal Home Loan Bank (“FHLB”) and other borrowings of 98 basis points and 72 basis points, respectively, over the prior year periods.  Partially offsetting the decrease in interest expense was a decrease in interest income for the three and six months ended June 30, 2008 of $552,000 and $730,000, respectively.  The decrease in interest income was primarily attributable to the repricing of our adjustable rate loans downward. Our weighted average loan yield for the quarter ended June 30, 2008 was 6.83%, a decrease of 54 basis points from 7.37% for the same period a year earlier.

The net interest margin for the three and six months ended June 30, 2008 was 3.01% and 2.86%, respectively, compared to 2.63% and 2.65% for the same periods a year ago.  The increases were primarily attributable to decreases in the average cost of liabilities of 98 basis points and 72 basis points, respectively, which was partially offset by a decrease in the average loan yield of 54 basis points and 45 basis points, respectively.  The decreases are attributable to the Federal Reserve interest rate cuts and their affects on the repricing of the Bank’s adjustable loan portfolio, maturing deposits, and short-term borrowings.  The Bank has $50.0 million in short-term FHLB advances, $108.1 million of certificate of deposits, and $68.6 million of loans that reprice in the next quarter.

The Bank’s provision for loan losses was $836,000 and $1.0 million, respectively, for the three and six months ended June 30, 2008, compared to $215,000 and $514,000 for the same periods in 2007.  The increase in the provision for the three and six months ended June 30, 2008 is primarily due to a partial charge-off in the second quarter of 2008 on a business loan totaling $375,000 and increases in the Bank’s loss reserve factors due to the unfavorable business climate. Net charge-offs in the second quarter of 2008 were $365,000 compared to net recoveries of $12,000 for the same period in 2007. The increase in the Bank’s loss reserve factors is due to management’s expectation that, with the weakening economy, our borrowers and/or the collateral securing our loans could be adversely impacted.

Noninterest income for the three and six months ended June 30, 2008 was a loss of $2.8 million and $2.1 million, respectively, compared to income of $1.9 million and $3.6 million for the same periods ended June 30, 2007.  The decrease was primarily due to the Bank selling a mutual fund investment for a loss of $3.6 million, which was previously disclosed on June 20, 2008.  Excluding this one-time charge, noninterest income would have been $865,000 and $1.6 million for the three and six months ended June 30, 2008, respectively, which is $969,000 and $2.0 million lower than the same periods in 2007.  The Company’s noninterest income for the three and six months ended June 30, 2007 included loan sales that generated gains of $1.0 million and $2.1 million, respectively. The decrease in loan sales was anticipated and the Bank has taken steps in past quarters to lower its cost structure by reducing staff and lowering other expenses.

Noninterest expenses were $4.0 million and $8.0 million for the three and six months ended June 30, 2008, respectively, compared to $4.3 million and $8.7 million for the same periods ended June 30, 2007.  The decrease in noninterest expense for the three and six months were the result of decreases in compensation and benefits and legal and audit expense of $423,000 and $23,000 for the three months, respectively, and $669,000 and $222,000 for the six months, respectively. Partially offsetting these decreases was an increase in other expense for the three and six months ending June 30, 2008 of $180,000 and $195,000, respectively, compared to the same periods in the prior year.  The decrease in compensation and benefits for the quarter is attributable to management’s staff reductions, which occurred during the fourth quarter of 2007 and in the first quarter of 2008. The number of employees with the Bank at June 30, 2008 was 91 compared to 114 at June 30, 2007. The decrease in legal and audit expense is primarily due to a lawsuit that was settled in June 2007 that cost the Bank a total of $250,000 in legal and settlement fees during the first six months of 2007 with no such expense in 2008.

The Company had a tax benefit for the three and six months ended June 30, 2008 of $1.0 million and $536,000, respectively.  For the same periods in 2007, the Company had a tax provision of $698,000 and $1.2 million, respectively. At June 30, 2008, the Company’s effective tax rate for the most recent three and six months periods was 44.5% and 57.0%, respectively, compared to 37.5% and 37.1% for the same periods in the prior year. There has been no change from the prior periods in the Company’s base tax rates of 10.8% and 34.0% for state and Federal income tax, respectively, but rather the affect of the state’s tax exempt income totaling approximately $1.1 million on lesser amount of income is causing the increase in 2008’s effective tax rates.

Total assets of the Company were $718.2 million as of June 30, 2008, compared to $763.4 million as of December 31, 2007.  The $45.3 million, or 5.9%, decrease in total assets is primarily due to decreases in net loans and federal funds sold of $31.5 million and $25.7 million, respectively, partially offset by an increase in investment securities available for sale of $11.1 million.

Net loans, including loans held for sale, decreased $31.5 million to $591.4 million as of June 30, 2008, compared to December 31, 2007.  The decrease is primarily due to loan payoffs of $80.6 million and sales of $6.2 million of primarily multi-family loans. Partially offsetting the loan payoffs and sales were loan originations and a loan purchase totaling $77.4 million.

The Bank’s allowance for loan losses increased $669,000 to $5.3 million as of June 30, 2008, from $4.6 million as of December 31, 2007.   The increase in the allowance for loan losses was primarily due to increases in the Bank’s loss factors for loans.  Net nonaccrual loans and other real estate owned were $5.3 million and zero, respectively, at June 30, 2008, compared to $4.2 million and $711,000, respectively, as of December 31, 2007.  The increase in net nonaccrual loans is primarily due to one business loan and two SBA loans totaling for $1.2 million.  The allowance for loan losses as a percent of nonaccrual loans decreased to 88% as of June 30, 2008 from 110% at December 31, 2007.  The ratio of nonperforming assets to total assets at June 30, 2008 was 0.74%, compared to 0.64% at December 31, 2007.

Total deposits were $407.0 million as of June 30, 2008, compared to $386.7 million at December 31, 2007, an annualized increase of 10.5%.   The increase in deposits was comprised of increases of $9.7 million in transaction accounts and $21.5 million in retail certificate of deposits, which were partially offset by a decrease in broker certificates of deposits of $11.0 million. The cost of deposits as of June 30, 2008 was 3.24%, compared to 4.30% at December 31, 2007.

At June 30, 2008, total borrowings of the Company amounted to $246.1 million, a $62.2 million, or 20.2%, decrease from December 31, 2007, which were comprised of the Bank's $225.0 million of FHLB term borrowings, $800,000 of federal fund purchases, and $10.0 million of reverse repurchase agreements and the Company’s $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at June 30, 2008 was 3.64%, compared to 4.52% at December 31, 2007.

Total equity was $58.8 million as of June 30, 2008, compared to $60.7 million at December 31, 2007, a decrease of $1.9 million.   The decrease in equity is primarily due to the repurchase and retirement of 259,704 shares of common stock at a cost $2.1 million, or at an average cost of $7.96 per share.

The Bank’s tier 1 leverage capital and total risk-based capital ratios at June 30, 2008 were 8.95% and 11.81%, respectively.  The well capitalized ratios for banks are 5.00% and 10.00% for tier 1 leverage capital and total risk-based capital, respectively.

The Company owns all of the capital stock of the Bank.  The Company provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.  At June 30, 2008, the Bank had total assets of $713.1 million, net loans of $591.4 million, total deposits of $407.3 million, and total stockholder’s equity of $64.0 million.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks:  changes in the performance of the financial markets; changes in the demand for and market acceptance of the Company's products and services; changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and  various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R.  Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30,	December 31,
	2008	2007
ASSETS	(Unaudited)	(Audited)
Cash and due from banks	$10,359	$8,307
Federal funds sold	18	25,714
Cash and cash equivalents	10,377	34,021
Investment securities available for sale	67,372	56,238
Federal Reserve and Federal Home Loan Bank stock, at cost	15,977	16,804
Loans held for sale	696	749
Loans held for investment, net of allowance for loan losses of $5,267 in 2008 and $4,598 in 2007, respectively	590,695	622,114
Accrued interest receivable	3,660	3,995
Other real estate owned	-	711
Premises and equipment	9,499	9,470
Income taxes receivable	202	524
Deferred income taxes	7,671	6,754
Bank owned life insurance	11,132	10,869
Other assets	883	1,171
Total assets	$718,164	$763,420
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts
Transaction accounts	$99,006	$89,311
Retail certificates of deposit	279,056	257,515
Wholesale/brokered certificates of deposit	28,941	39,909
Total deposits	407,003	386,735
Other borrowings	235,800	297,965
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	6,215	7,660
Total liabilities	659,328	702,670
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	49	53
Additional paid-in capital	64,493	66,417
Accumulated deficit	(5,414)	(5,012)
Accumulated other comprehensive loss, net of tax	(292)	(708)
Total stockholders’ equity	58,836	60,750
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$718,164	$763,420

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
INTEREST INCOME:	2008	2007	2008	2007
Loans	$10,252	$11,053	$21,190	$22,132
Other interest-earning assets	1,280	1,031	2,287	2,075
Total interest income	11,532	12,084	23,477	24,207
INTEREST EXPENSE:
Interest on transaction accounts	381	459	816	885
Interest on retail certificates of deposit	2,749	2,920	6,108	5,682
Interest on wholesale/brokered certificates of deposit	356	352	561	635
Total deposit interest expense	3,486	3,731	7,485	7,202
Other borrowings	2,592	3,625	5,529	7,595
Subordinated debentures	141	206	320	409
Total interest expense	6,219	7,562	13,334	15,206
NET INTEREST INCOME	5,313	4,522	10,143	9,001
PROVISION FOR LOAN LOSSES	836	215	1,019	514
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,477	4,307	9,124	8,487
NONINTEREST INCOME:
Loan servicing fee income	497	339	602	689
Bank and other fee income	155	167	270	307
Net gain from loan sales	25	1,030	92	2,064
Net loss from investment securities	(3,631)	-	(3,631)	-
Other income	201	323	593	539
Total noninterest income	(2,753)	1,859	(2,074)	3,599
NONINTEREST EXPENSE:
Compensation and benefits	2,242	2,670	4,639	5,313
Premises and occupancy	593	641	1,200	1,208
Data processing	137	132	291	247
Net loss on foreclosed real estate	5	22	19	24
Legal and audit expense	180	203	321	554
Marketing expense	143	152	273	346
Office and postage expense	112	110	289	204
Other expense	556	377	952	840
Total noninterest expense	3,968	4,307	7,984	8,736
NET (LOSS)/INCOME BEFORE TAXES	(2,244)	1,859	(934)	3,350
(BENEFIT)/PROVISION FOR INCOME TAXES	(1,000)	698	(536)	1,244
NET (LOSS)/ INCOME	$(1,244)	$1,161	$(398)	$2,106

Basic Average Shares Outstanding	4,903,784	5,177,774	4,993,513	5,215,145
Basic (Loss)/Earnings per Share	$(0.25)	$0.22	$(0.08)	$0.40

Diluted Average Shares Outstanding	6,216,986	6,477,575	6,301,935	6,586,008
Diluted (Loss)/Earnings per Share	$(0.25)	$0.18	$(0.08)	$0.32

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)

	As of June 30, 2008	As of December 31, 2007	As of June 30, 2007
Asset Quality:
Non-accrual loans	$5,288	$4,193	$444
Other Real Estate Owned	$-	$711	$57
Nonperforming assets	$5,288	$4,904	$501
Net charge-offs (recoveries) for the quarter ended	$365	$583	$(12)
Net charge-offs for the year ended	$358	$596	$(33)
Allowance for loan losses	$5,267	$4,598	$4,090
Net charge-offs (recoveries) for quarter to average loans, annualized	0.24%	0.37%	(0.01%)
Net non-accrual loans to total loans	0.89%	0.67%	0.07%
Net non-accrual loans to total assets	0.74%	0.55%	0.06%
Net non-performing assets to total assets	0.74%	0.64%	0.07%
Allowance for loan losses to total loans	0.88%	0.73%	0.67%
Allowance for loan losses to non-accrual loans	99.60%	109.66%	891.14%

Average Balance Sheet: for the Quarter ended
Total assets	$739,263	$746,424	$712,115
Loans	$600,711	$631,229	$594,679
Deposits	$406,429	$389,339	$352,851
Borrowings	$255,180	$277,653	$293,473
Subordinated debentures	$10,310	$10,310	$10,310

Share Data:
Basic book value	$12.00	$11.77	$11.38
Diluted book value	$9.81	$9.69	$9.41
Closing stock price	$5.15	$6.91	$10.69

Pacific Premier Bank Capital:
Tier 1 leverage capital	$63,810	$65,275	$67,441
Tier 1 leverage capital ratio	8.95%	8.81%	8.97%
Total risk-based capital ratio	11.81%	11.44%	11.83%

Loan Portfolio
Real estate loans:
Multi-family	$301,762	$341,263	$331,946
Commercial	164,186	147,523	162,943
Construction - Multi-family	2,457	2,048	1,097
One-to-four family	9,691	13,080	14,072
Business loans:
Commercial Owner Occupied	63,148	57,614	50,184
Commercial and Industrial	45,236	50,993	38,664
SBA loans	5,344	14,264	8,493
Other loans	3,948	64	111
Total gross loans	$595,772	$626,849	$607,510

	Six Months Ended	12 Months Ended	Six Months Ended
	June 30, 2008	December 31, 2007	June 30, 2007
Profitability and Productivity:
Return on average assets	-0.34%	0.50%	0.59%
Return on average equity	-4.16%	6.03%	7.09%
Net interest margin	2.86%	2.63%	2.65%
Non-interest expense to total assets	2.22%	2.26%	2.43%
Efficiency ratio	98.71%	69.87%	69.14%